                                                                        Exhibit 99.2

MANAGEMENT DISCUSSION SECTION

Operator:  Welcome to the WMS Industries First Quarter Conference Call. [Operator Instructions]. As a reminder, this conference is being recorded Monday, October 27, 2008.

It is now my pleasure to turn the conference over to Bill Pfund, Vice President of Investor Relations.  Please go ahead, sir.

William Pfund, Vice President, Investor Relations

Thank you operator.  Good afternoon everyone and welcome to WMS Industries’ conference call to discuss our Fiscal 2009 First Quarter results.  With me are Brian Gamache, Chairman and Chief Executive Officer; Orrin Edidin, President; and Scott Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer.

Before we start, let me review our safe harbor language.  Our call today contains forward-looking statements concerning the outlook for WMS and future business conditions.  These statements are based on currently available information and involve certain risks and uncertainties.  The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on the factors described under “Item 1. Business – Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2008, and in our more recent reports filed with the SEC.  The forward-looking statements made on this call and web cast, the archived version of the web cast, and in any transcripts of this call are only made as of this date, Monday, October 27, 2008.

Now let me turn the call over to Brian.

Brian R. Gamache, Chairman and Chief Executive Officer

Thank you, Bill.  Good afternoon everyone.

Today, WMS reported financial results demonstrating once again that by creating high-earning products coupled with an equal focus on operating excellence, WMS is able to generate impressive financial performance, even in tough economic times.  We continued to achieve greater market share, improved operating margins, increased profits and generated significantly higher cash flow, despite the seasonal impact of lower product sales volume.  In light of the turmoil in our economy and capital markets, and its impact on our customers, we believe our quarterly execution is clear evidence of the ongoing strength of our current market positioning, which emphasizes the creation of player appealing, high-earning products.  And to be very clear here at the top of this call, we reiterated our annual revenue guidance this afternoon, as our visibility and path for continued growth is clear.  Furthermore, the operating and financial success we are achieving is resulting in an even stronger balance sheet that allows us to self-fund continued investments that support further innovation, profitable growth and other actions to enhance shareholder value.

This afternoon we reported year-over-year revenue growth of 14% to $151 million, and through fiscal discipline and operating leverage, achieved a 41% increase in net income and $0.27 in diluted earnings per share.  This is truly a great start to fiscal 2009.  We believe our operating results demonstrate that when presented with the right products that clearly meet the entertainment expectations of their players, casinos will spend capital.  For WMS, this means that our high-earning and differentiated products are providing the momentum for us to continue to penetrate international and domestic markets and grow our market share.  Likewise, our continued double-digit growth in gaming operations revenue reflects the strong player appeal and customer demand for our innovative and great performing participation products.

Without a doubt, this is the toughest operating environment I can recall, and I know investors are concerned about our revenue visibility for the balance of our fiscal year.  One important consideration is that our revenue base is diversified from an individual customer basis, with no single or multi-site customer accounting for more than 5% of revenues; and our revenues are also diversified on a geographic basis and from a mix of business perspective.

Like all gaming suppliers we have customers that are highly leveraged; but the largest segment of our customer base is in reasonably good shape.  For instance, our significant presence in Native American facilities, which typically maintain a more limited use of debt, provides a great balance to our overall sales mix.  Our international customers are also not typically as levered and, as reported today, this business continues to be a growing part of our overall revenue base.

I would also remind everyone that gaming suppliers have been facing a challenging environment in North America for several years now, due to the low replacement rate for gaming machines.  This environment has raised the hurdle rates and squarely placed more emphasis on the earnings performance of products and the bandwidth of product offering -- the very areas that have been at the forefront of our focus and strategic direction.  By coupling innovation and intellectual property with new technologies, we have consistently developed products with great content, while significantly expanding our arsenal of unique, differentiated gaming machines.

Investors should note the following data points relative to the visibility of our reiterated revenue guidance:

First, our open orders for new gaming machines total 12,600 units, and coupled with the approximate 5,500 units shipped in the first quarter, represents nearly 60% of the high end of our annual new guidance only four months into the fiscal year.  This level of open orders is consistent with the level of the past nine quarters, and highlights casino operators’ continued strong demand for WMS products.  With G2E® coming up in three weeks, we’ll be adding to our order book and getting further insight into our second-half customer demand.

Next, our first quarter average selling price was strong, even before we officially launched the premium-priced Bluebird®2 gaming machine and our Multi-game Transmissive Reels® product in the December quarter.

Also, our current open orders for participation installs and conversions total 2,000 units, also clearly within the range of the past nine quarters and is another data point demonstrating continued strength in demand for these high-earning games. And, at September 30, our installed footprint is already within the guidance range for the average installed base for the full year.

Finally, our first quarter record revenue per day on participation games of $68.75, a 14% gain over last year, continues to demonstrate strong play levels, in spite of the slow economy.  And so far during the month of October, our WAP daily revenue is consistent with the rate achieved in September, despite the expected seasonal turn down for the December quarter.

Turning to the balance sheet, in this liquidity-sensitive environment, we continued to generate strong cash flow and further strengthen our already strong balance sheet.  At September 30, 2008, our cash, cash equivalents and restricted cash totaled $128 million.  This reflects an increase of $8 million since June 30, even as we repurchased approximately $10 million of our shares during the quarter.  In this environment, it is extremely comforting to have our strong cash flow, a rock-solid balance sheet, a healthy cash balance, access to our $100 million credit line and prospects for continued growth.

Despite the present economic environment, through the collaborative efforts of the entire talented WMS team, we continue to excel and generate solid quarterly results.  Our entire organization has made terrific progress in improving operating execution.  As I look to the future, we have ample opportunities to further strengthen our revenue levers and improve our operating execution.  On a competitive basis, I firmly believe that with our talented and creative workforce, our focused Culture of Innovation, and our unique pool of intellectual property and advanced technologies we have a strong foundation to continue our growth and expansion.  Now let me turn the call over to Orrin who will share his perspective on our operating performance.

Orrin.

Orrin J. Edidin, President

Thanks Brian and good afternoon everyone.

Our strong performance is a direct result of our disciplined focus on five key operating priorities: 1) driving growth in our gaming operations business, while selectively investing our capital deployed in that business; 2) growing our North American market share by innovating differentiated products; 3) expanding the breadth and profitability of our international business; 4) improving our margins; and 5) increasing our operating cash flow.  We believe our accountability and consistent performance on these priorities is significant evidence of the strength of our organization and our operating discipline.

In the September quarter, the revenues and profitability of our gaming operations business was exceptional.  Compared to the prior year quarter, total gaming operations revenues increased 24%, and represented 42% of our total first quarter global revenues, up from 39% last year.  Gross profit in gaming operations increased 27% year over year, while net capital invested in gaming operations at September 30, 2008 is 16% lower than the prior year.

The success of our new product launches continued to drive an increase in the average installed base of participation units.  Despite the high level of commentary and concern given to news of participation games coming off certain casino floors, our average footprint for the quarter increased 12% from the September 2007 quarter and 4% from the June 2008 quarter.   At September 30, 2008, our footprint totaled 9,616 participation units plus an additional 792 casino-owned units which were installed for which we earn a daily fee.

Our average daily revenue increased 14% over a year ago, an increase of more than $8.00 per day.  In light of the present state of the economy, with consumers parsing out their entertainment spend, this quarter’s results are probably one of the strongest reflections ever of the player appeal and ultimate earnings power of our games.

We successfully launched our Star Trek™ series of games this quarter, representing the commercialization of our fourth foundational technology and newest category-creating platform, Adaptive Gaming®.   This new platform is enabled by the technological capabilities of our wide-area network, and offers unique gaming experiences never before seen on the casino floor.  While still quite early in its roll-out, the initial results and feedback are highly encouraging.  Players clearly enjoy the recognition and rewarding experience of our personalization, recognition and episodic game play.

More evidence of our excellence in game development is demonstrated by the fact that at the end of September, two years after its launch, we have more than 1,400 of the original Big Event® units on casino floors, the first games on our unique, Community Gaming® server-enabled platform.

Despite the high hurdle rates for participation games, our unique, server-enabled Community Gaming experience provides a differentiated and communal gaming experience that has proven resiliently popular with large numbers of casino patrons.  Through the additional introduction of new games, including Bigger Bang™ Big Event (which is also a Wide-Area Progressive that incorporates Transmissive Reels technology), we now have a total of more than 2,500 Community Gaming units deploying these server-enabled gaming capabilities on casino floors.

Our second priority is to grow our North American market share.  During the six months from January to June 2008, our ship share of the reported unit sales by the primary four suppliers was 23%, which was up from 19% in the prior-year comparable six-month period.  Notably, we were the only major supplier that grew its market share during this period.  When compared with our estimated overall share of the casino slot floor of 10-12% in North America, you can see the impact from our higher-earning games and growing product bandwidth, and more importantly, the substantial runway for future share and revenue gains in spite of the sluggish replacement cycle.  New unit sales in the September quarter were up 9% in North America, which we believe is ahead of the overall industry.

In this environment, market share growth results from having differentiated products and serving diverse market needs.  Our competitive advantage in developing innovative products enabled by new technologies and intellectual property allows us to capture a greater portion of capital operators invest in gaming machine purchases.  The success of our “Innovation” and G+® video offerings, and our mechanical reel products are a strong testament to this strategy.  Recently, we began offering another new differentiated product, with the sale of a premium-priced, multi-game product based on our Transmissive Reels technological platform.  Previously, we had limited the use of our patented Transmissive Reels technology to only participation products.  Now, we are beginning the planned transition of this technology into a broader product offering that includes for-sale games.  This provides another clearly differentiated product line for operators today.  Demand for this unique product is meeting our expectations, even with its premium price.  Longer-term, this is but one more step in utilizing our proprietary technology, which offers an innovative solution to bring the benefits of networked gaming to the mechanical reel portion of the slot floor.

Our third priority is to continue to grow our global market presence.  In the September quarter, our international new unit shipments rose 17%.  This growth was driven by continued broad-based demand across a wide-range of markets, from Latin America to Asia to Eastern Europe.  Shipments to international markets represented 38% of our total new unit shipments in the September 2008 quarter.

An important element in the future success of our international growth is customer acceptance and demand for our new Orion operating platform and games.  These products, created specifically for international customers and markets, are differentiated from our standard WMS games by their incorporation of new bonusing and progressive jackpots enabled by the successful integration of SiP’s multi-level, progressive systems technologies.  With the success of our efforts to expand our network of local sales and service offices, we are seeing the direct benefit from a greater number of customer touchpoints.  Couple this with our ability to simultaneously launch new products on a global basis, and we are now approaching international customers with a broad range of solutions.

Our fourth priority is to enhance our operating margin.  In the September quarter, which historically represents our seasonally low product sales revenue base, we were able to improve our operating margin to 16.1%, an increase of 340 basis points.  This enhancement was achieved through a combination of improved total gross profit margin to 63.1% and increased operating leverage on higher revenues, even after a significant increase in our R&D spending.  With the increased capabilities and opportunities from our continuous improvement initiatives, we have substantially advanced our ability to monitor, and thereby proactively manage our operating margin.  We believe significant opportunities still lie ahead to continue our lean sigma and strategic sourcing initiatives that will further improve our gross profit margin.  Couple this with enhanced leverage on our depreciation expense and we expect to further improve our operating margin, even in this more difficult operating environment.

Our fifth priority is to drive higher cash flow and in the September quarter, our cash flow from operations reached a first quarter record $48 million, a 24%-increase from the previous record first quarter operating cash flow achieved last year.  This is particularly impressive, given the preparations for, and soft launch of, our new Bluebird2 gaming platform.  New product launches are typically coupled with increases in inventory.  The slight increase in our inventory at September 30, 2008, compared to June 30, 2008, and the rather substantial decrease compared to September 30, 2007, highlights the benefits from our use of lean sigma tools and our cross-functional, collaborative teamwork efforts.

Before turning the discussion over to Scott, I would like to update you on our networked, server-supported gaming initiatives.

To reiterate our overall strategy, WMS has been pursuing a unique path to the server-enabled marketplace - a strategy founded on a bank-by-bank rollout of technologies for the server-ready environment.  This strategic path has been and remains focused on utilizing discrete technology advancements to create unique, differentiated revenue-producing products in advance of the launch of the full functionality of server-based gaming networks.  Regardless of when our customers adopt fully networked gaming floors, we are presenting them – quarter-by-quarter, product-by-product – with high-earning products that have been enabled by the evolution of this technology.

Unlike our major competitors, our approach to networked gaming started with a clean slate, as we were not hampered by old legacy system platforms that needed ongoing maintenance, updating and development support.  Through the use of industry standard communication protocols and a truly open architecture, our approach is aimed at creating and delivering high-return benefits that our customers desire, while utilizing the increased power and capabilities of a server-supported, high-speed network to create exciting new gaming experiences for players.  Our networked gaming R&D efforts over past years have been fully dedicated to our WAGE-NET® system and the new applications that it enables in an open architecture gaming environment.  The first GSA-compliant networked system, our first version of WAGE-NET, is performing well on the busy floors of both a popular Native American casino in California and a high-profile Las Vegas Strip casino.

We continue to align ourselves with our customers in the drive to reach a networked environment where all games, networks, servers and software can easily communicate and interoperate in real-time, on a fully GSA open standards compliant basis.  In fact, we believe that open standards and a truly interoperable environment are one of the most important issues facing the casino gaming industry today.  To achieve the full benefits from networked gaming, the industry needs a future where hardware, software and applications can work together seamlessly with full transparency; and we have taken a leadership role in advocating the benefits to our customers of a truly interoperable environment.

At G2E this November, we are poised to once again lead the industry in product innovation.  That’s a bold statement, but we will showcase a number of innovative, new games, systems and applications, including products based upon our fifth and sixth foundational technology platforms.  As in the past, our products that will drive revenues and growth during the next 12 months will be demonstrated around the perimeter of our booth.  Additionally, as in years past, a sampling of products in development that are focused on driving our growth strategy during the next 12-to-36 month timeframe, along with some concept products that present our long-range direction, will be showcased in the area of our booth known as the “Vault.”  And, with the full commercial launch of our new Bluebird2 gaming machine in the current quarter, we will, of course, prominently feature the progression of how our development team will take advantage of the enhanced capabilities of this innovative platform to drive new, exciting and entertaining gaming experiences for players.

Now, let me turn the call over to Scott to review our financial performance and outlook for the second quarter.   Scott.

Scott D. Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer

Thanks Orrin and good afternoon everyone.

Touching on some of the financial highlights of the September 2008 quarter, our net income increased 41% on a 14% increase in total revenues.  Total revenues exceeded the high-end of our revenue guidance range, largely due to higher-than-expected performance in our participation business and global market share gains.

New unit product shipments increased 12% in the September 2008 quarter to 5,492 gaming machines, with just over 10% of the units shipped being Bluebird2 gaming machines, reflecting stronger-than-anticipated demand for this new product.  Customer response to the Bluebird2 product and the initial performance of the early units sold are very favorable and we continue to expect that these units will account for 15% to 20% of new unit shipments in fiscal 2009.  The average selling price in the quarter increased to a record $13,331.  We expect to achieve continued year-over-year increases in new unit sales in the second quarter, especially with our open orders of 12,600 units, and we expect to achieve a higher average selling price.  We anticipate that a higher mix of premium products, including the new Bluebird2 platform and the new Multi-game Transmissive Reels product that Orrin mentioned, will be an important element of the year-over-year increase.

Our participation installed base at September 30, 2008, increased 295 units, or 3%, to 9,616 gaming machines on a quarterly sequential basis; and it was 922 units or 11% over the prior year quarter, a great start to our fiscal year.  In the fiscal second quarter, we expect to achieve a more moderate increase in the installed base, primarily from the ongoing rollout of the Star Trek series of games, which are appearing on casino floors across the full spectrum of casino operators, the launch of an entirely new pair of games on our Transmissive Reels gaming platform and a refresh for the Monopoly ™ Transmissive Reels footprint, along with the continued roll-out of the Happy Days™ Local-Area Progressive game.   We expect the typical seasonal influence will likely cause a normal decline in the average daily revenue by 6%-8% sequentially from the $68.75 achieved in the September quarter, but that will still represent a very healthy gain year-over-year compared to $60.46 achieved in last year’s second quarter, which benefited from the introduction of The Wizard of Oz™ and John Wayne® games.  Clearly, our portfolio of great games has thus far enabled us to overcome the impact of the slow economy.

The success of our unique, new participation games and our strategy focused on the selective placement of these innovative gaming machines enables us to achieve strong play levels and improve the cash flow of our overall business.  With the strong start to fiscal 2009, we are confident that our average installed base will increase to between 9,600 and 9,750 units for Fiscal 2009 reflecting the continuous rollout of new and exciting participation games, including many new participation games that will be demonstrated at G2E.  Our backlog of open orders for participation games and game conversions remains strong at 2,000 units.  We also remain steadfast in our belief that it is prudent to expect that the average daily revenue will be constrained by the economy in the near term.   However, with opportunities to further improve upon the efficiency of capital deployed in this business, we expect that the participation business will continue to provide a strong component of our profitable growth and increase our cash flow from operations.

Turning to margin improvement, gross profit increased 20% year over year to $96 million, or 300 basis points to 63.1% of revenues.  The gross margin on product sales increased to 50.1%.  This is especially significant, as we achieved this record margin in our seasonally lowest product sales quarter.  Importantly, with the launch of the Bluebird2 platform and further opportunities to benefit from increased volumes, lean sigma and strategic sourcing initiatives; we believe that we will continue to achieve operating improvements that will enhance the gross margin, leading to our reaching the high-end of our guidance of 50%-to-51% gross margin on product sales for fiscal 2009.

The improvement in gross profit was a significant contributor to our 16.1% operating margin, which was a healthy 340 basis points higher than the prior year.  This improvement was accomplished, despite the planned acceleration of R&D expenses.  Our R&D expenses rose to $22 million in the September quarter.  As Orrin indicated, we’re continuing to aggressively pursue further innovation, technological advancements and unique gaming experiences – those basic elements that enable unique, new gaming products with high appeal to casino patrons, and thus enable market share gains and revenue increases.  We continue to expect R&D expenses will be in a range of 13%-to-14% of total revenues in Fiscal 2009.

Selling and administrative expenses increased to $32 million.  Again, due to the seasonal impact of revenues, as a percentage of total revenue, these expenses were higher than our expected annual average, I’m sorry, expected annual range.  We continue to expect that for the full year, selling and administrative expenses will be in a range of 18%-to-19% of total revenues.

As expected, due to the improvements we have made in the use of capital in our gaming operations business, we are realizing greater leverage on depreciation expense.  For the September 2008 quarter, total depreciation expense declined to $17 million from $18 million in the June 2008 quarter, despite the impact of 320 additional units in the average installed participation base for the quarter.  As previously noted, a greater number of gaming machine units are remaining in the field longer and have been depreciated to their residual value.

As expected, the effective tax rate increased in the September quarter to approximately 36% from 34% a year ago.   As you may be aware, in the $700 billion relief legislation signed in early October, the Federal R&D tax credit was reinstated retroactive to the beginning of calendar 2008 and will continue through calendar 2009.  Due to accounting rules, we could not record any of this benefit in the September 2008 quarter.  In the December 2008 quarter we expect to record an approximate benefit of $0.03 per diluted share; of which approximately $0.02 will be attributable to the nine months ended September 30, 2008.  That will cause the December tax rate to be approximately 30%, and to be lower than the anticipated quarterly rate for the March and June 2009 quarters, which we expect will approximate 35%.

We continue to make great progress in generating higher cash flow from operations.  In the September quarter, our net cash provided by operating activities increased to a first quarter record $48 million, contributing to the increase in cash balances to $128 million, despite the opportunistic repurchase of approximately $10 million of common stock during the quarter and $26 million spent in investing activities.  While higher margins and increased net income play a significant role in this improvement, we also realized the benefit from lean sigma initiatives in the reduction of inventory and accounts receivable.  Despite the 14% revenue increase and the launch of our Bluebird2 gaming platform, we held the line on inventory.  Additionally, in the September period, we were able to reduce our days sales outstanding from June 30, 2008, by 18 days to 87 days.

We recognize investors’ concerns regarding the creditworthiness of some customers.  In addition to closely monitoring credit terms and receivables balances, I would also note the following data points:

First, at September 30, 2008, each of our domestic customer account balances, whether from an individual casino or aggregated for all properties owned by a multi-site casino operator, were under $5 million, with the exception of one multi-site casino operator customer who owes us $5 million.

Second, as a result of our conservative credit philosophy, during the last 8 years, including the economic slowdown that occurred in 2001 and 2002, our annual bad debt experience, in aggregate, has not exceeded ½ of 1% of total revenues.

Our already strong balance sheet, which continues to strengthen, remains well positioned to support our growth efforts.  With the challenging capital markets and uncertain economic environment, having a rock-solid balance sheet and strong cash flow provides significant comfort, even as we continue to build our competitive advantage in innovation, intellectual properties and technology through accelerated R&D funding.

In the September quarter, we repurchased 322,645 shares of our common stock at an average price of $29.80 for aggregate consideration of just under $10 million.  We believe this level of activity represents a prudent allocation of capital, and we still continued to invest in innovation to drive further growth.  We continue to have approximately $100 million available under our authorization for additional repurchases over the next two years.   Since the inception of the
Company’s common stock repurchase program in January 2002, we have repurchased nearly 7 million shares, or 12% of shares outstanding, at an average price of $14.75 for a total expenditure of approximately $102 million.

Today we reiterated our fiscal 2009 revenue guidance of $712 to $728 million based on the visibility and factors that Brian mentioned.  For the December 2008 quarter, we expect to achieve total revenues of $172 million to $178 million representing 24% to 25% of our annual guidance, which is consistent with the range of revenue achieved in our second quarter over the past two fiscal years.  This range reflects what we realistically expect to achieve with the visibility we have with existing organic growth trends, and also reflects our sensitivity for typical seasonal influences on average daily revenue in our gaming operations business and the anticipated impact on consumer spending related to the economic environment.  As we previously noted, we expect that the September quarter revenues will be the lowest of the fiscal year, and we expect to achieve sequential growth in each subsequent quarter with our June quarterly revenues being the highest.   Consistent with the past two fiscal years, our third quarter is anticipated to account for between 25% and 27% of annual revenues and our fourth quarter is expected to represent 28% to 30% of annual revenues.

And with that, let me turn the call back to Brian for final comments.

Brian R. Gamache, Chairman and Chief Executive Officer

Thanks Scott.  Our first quarter results once again demonstrate that WMS is well positioned both for the present marketplace and for the future.  Our high-earning products are providing solid revenue growth through both product sales and the recurring revenue stream of our gaming operations business.  We continue to make significant strides forward in improving our operating execution, which is manifesting itself in both higher margins and stronger cash flow.

In this challenging environment, we are being careful not to overextend ourselves or overreach, and we maintain our focus on operating execution and achieving our targets.  We also are able to continue to self-fund investments that will generate further growth.  Before opening the call up for your questions, let me summarize our competitive strengths:

First and foremost:  We have the products players and customers want.  Our Culture of Innovation is the marriage of developing differentiated gaming experiences and the creation of intellectual property and technology advancements.  Our fanatical emphasis on understanding the expectations of casino patrons allows us to define the entertainment value our players want and, armed with these insights, our game developers are the best in the industry at creating popular products that generate high earnings for casino operators.  In the meetings we have had prior to leading up to G2E, our customers have been extremely positive and most importantly, nearly everyone is discussing committing future capital.  As I have often said, when presented with a competitive environment and great content, customers will always find a way to place must-have products on their casino floors.

Second:  We will demonstrate at G2E that we have developed new products and category-creating platforms utilizing the most advanced technologies for the server-based environment of networked gaming.  Our strategy, built on a clear vision of high value-added products and systems applications, is allowing us to grow, quarter-by-quarter, even before wide-spread adoption of interoperable server networks.  If networked gaming were to arrive tomorrow, we have the products and applications that will provide value-added returns to customers.  But, if it takes longer, that too is fine.  Unlike some, WMS has situated itself to commercialize unique, server-enabled products that benefit from opportunities ahead of full adoption of floor-wide networked gaming.  Thus, we are well positioned to further grow our market share across the casino floor and continue to differentiate ourselves from our competitors.

Third, our revenue guidance is solidly grounded.  Couple the exciting new product pipeline with the visibility from our open orders for 12,600 for-sale units and the positive response for our Bluebird2 gaming machine, and we are comfortable with our unit shipment and Average Selling Price (ASP) guidance.  Our growth in the installed participation base in the fiscal quarter, coupled with the exciting new products scheduled for introduction throughout the year, makes us confident in achieving continued solid double-digit revenue gains in our gaming operations business.

And, fourth:  As we’ve demonstrated consistently over the past few years, we have significant opportunities to continue to improve our margins and deliver greater free cash flow.  We monitor our progress daily throughout the quarter, and remain disciplined in our management of expenses.  Importantly, we are still in the early stages of implementing our lean sigma and strategic sourcing initiatives, even as we adopt new continuous improvement tools.  By cultivating our innovative mindset and focusing on process improvements, we expect to continue improving our margins and cash flow in both the near term and over the longer term.  Today we have a much deeper and broader workforce with the skills and experience to achieve greatness.

By remaining focused on our well-defined strategic priorities, we are confident that our success will build long-term value and yield rewarding results for our stockholders.   Now, we will be happy to take your questions.   Operator.

QUESTION AND ANSWER SECTION

Operator:  [Operator Instructions]. Our first question comes from the line of Joe Greff with JPMorgan. Please proceed with your question.

<Q – Joseph Greff>: Good afternoon, guys.

<A – Brian Gamache>: Hi, Joe.

<Q – Joseph Greff>: Just one question -- my first question centers on the backlog, the current open orders for more than 12,600 new gaming machines and conversion kits. Can you break that a little bit into how much of that is the Bluebird 2 cabinet and how much of that this multi game Transmissive Reels for sale product?

<A – Brian Gamache>: We don’t break out each segment Joe, but I would tell you that 20% of the backlog is Bluebird 2 and again incumbent in that is the Transmissive products.

<Q – Joseph Greff>: And then I think, Brian, you just said it in your closing comments that for fiscal ‘09 the new unit shipments still is in that range of 29,200 to 30,000 is that correct?

<A – Brian Gamache>: That’s the guidance that we gave and we’re sticking with it, correct.

<Q – Joseph Greff>: Okay.

<A – Brian Gamache>: And then just to make sure you heard the earlier comments, 60% of our games are either in backlog or have been delivered in Q1.  So this is the best visibility, Joe, we’ve had in my 8.5 years at the company.

<Q – Joseph Greff>: Great, excellent. And if you were to look at say North America number of new units related to replacement and then expanded or new casinos, how much has that gone down and how much would you say your market share, I mean – I am presuming that has gone down just given the macro, so how much have you assumed in terms of market share increases based on the great visibility within your backlog?

<A – Brian Gamache>: We believe that our market share currently – we’re the first ones to report, so we really can’t validate that until our competitors report, but we think our market – our ship share currently is in the 22 to 24% range and again we’ll validate that in a few weeks after our competitors have reported. And again, I think it’s probably split evenly between our new unit shipments and our replacement games, it’s pretty consistent throughout.

<Q – Joseph Greff>: Okay, great. Thank you. That’s all from me. Great quarter guys, great outlook.

<A – Brian Gamache>: Thank you.

Operator:  Thank you. Our next question comes from the line of Celeste Brown with Morgan Stanley. Please proceed with your question

<Q – Celeste Mellet Brown>: Hi, guys. Good afternoon.

<A>: Hey, Celeste.

<Q – Celeste Mellet Brown>: Can you just walk us through what has gotten better and what has gotten worse since your last outlook and your last guidance? And then, you expressed in your last call I guess rather vehemently that you had built in quite a large cushion into your guidance. Do we still have a sizeable cushion or are we kind of closing in on that? Thank you.

<A – Brian Gamache>: Let me answer the first question. I think that, our guidance, really, that we gave on August 5, Celeste, said that we had factored into our guidance, which was 10 to 12% revenue growth in an economy that was stagnant. It was certainly not going to be any upticks in the economy.

I think when you look at the month of September as one of the operators reported this morning, September probably wasn’t a great month operationally, but when you look at our win per day in our participation business, the fact that we are able in the most difficult times to increase our win per day by 14% and our revenues 24% year-over-year in the participation business, that’s probably some upside that we weren’t expecting.

Our games are holding up, they are performing at a very high level and I think when you see the fact that September is not -- it’s our seasonally second quarter – slowest quarter of the year as Scott indicated, the December quarter is our slowest quarter of the year. The fact that we did so well in the gaming operations business was a terrific surprise to us. So, it’s not a whole lot of surprises that we have seen throughout the remainder of the year, it’s been a tough year, it’s a grinding year but it has been that way for the past – call it two to three years. So, there is really no new surprises there and the budget that we built back and delivered to you on August 5 is consistent with how we feel the year is going to end as well.

<Q – Celeste Mellet Brown>: And then, are you seeing things a little bit tighter on the new unit purchases or are things holding out as you would have expected?

<A – Brian Gamache>: I’ve been quite surprised pleasantly that the customers that have been through here on the G2E previews have been very optimistic about spending capital. So, I don’t think we’ve talked to one customer yet, Celeste, that’s been through here, and we’ve had a bunch of them, that haven’t talked about spending money with us in calendar ‘09. So, it’s just about what we thought it would be. It’s not going to be a whole lot different in calendar ‘09 than it was in calendar ‘08. The customers are – but they will always find room to put high-performing games in their floor. There are capital issues out there, but they will find ways to put games that are earning on their floors, no matter what.

<Q – Celeste Mellet Brown>: Okay. Thanks good to hear.

<A – Brian Gamache>: Thank you.

Operator:  Thank you. Our next question comes from the line of Ralph Schackart with William Blair. Please proceed with your question.

<Q – Ralph Schackart>: Good afternoon. Great quarter in any environment let alone with what we’re dealing with now. I had a question for you on the win per day linearity, significantly higher on an absolute level than we are forecasting and higher than your $63 to $64 estimate. Just curious, where there any big changes throughout the quarter in any given month in that $69 number or roughly $69 you reported today?

<A – Brian Gamache>: I think our WAP performance is probably outperforming the rest of our participation business. When you look at the success we are having with The WIZARD OF OZ and some of the early placements now with STAR TREK, we are seeing some real traction in that business and we have seen it through October as well and again, October, November, December from a participation standpoint, is not a great quarter for us because of the holidays and all the distractions and so forth. But, we think that based on what we’ve seen in October it’s very encouraging for the December quarter.

<Q – Ralph Schackart>: Great. And then it doesn’t appear to – or it appears to be coming through the numbers but on the price increase for the Bluebird 2, can you give us some granularity on the response from the customers based upon that price increase?

<A – Brian Gamache>: We’ve – it was quite an up tick in the price on Bluebird 2, but I think customers see value in it. I think they see that, it is server enabled and it’s got an incredible graphics package and dual screens. So, people see value in it, Ralph, and I think that that’s one of the few issues that really isn’t a problem relates to buying our products, is people see value in our games today.

<Q – Ralph Schackart>: Great. One last one and I’ll turn it over. Did you buy back any stock since the end of the quarter, since it closed out?

<A – Brian Gamache>: No. We haven’t. We’ve been in a quiet a period, by the way, too. We’re not allowed to buy stock until the quarter opens back up, which would be – the window will open back up tomorrow.

<Q – Ralph Schackart>: Fantastic. Great quarter, guys.

<A – Brian Gamache>: Thank you.

Operator:  Thank you. Our next question comes from the line of Bill Lerner with Deutsche Bank. Please proceed with your question.

<Q – William Lerner>: Thanks. Hey guys, that was like a breath of fresh air. So, it’s nice to see. I have a few questions. One, when you take a look at your free cash flow, I mean you guys, as I calculate it are generating peak free cash flow in basically the Great Depression it seems. And so with that in mind, what do you do with it, Brian? I mean, I know obviously this opportunity to buyback some stock and to reinvest organically in IP and so forth, but do you think you need to do anything transformational or how are you thinking as some of your competitors have different dynamics that they are dealing with? You may have an opportunity to go after some technology you haven’t focused on that may be important?

<A – Brian Gamache>: Bill, we’re actively growing our business. We’re hell bent on that. And when you look at our balance sheet today, the nice thing is we have got plenty of alternatives to deploy that capital to build shareholder value. We said in the past that R&D was very important to our culture, licensing critical IP and technology, small tuck-in acquisitions, and also we’re not afraid to buy the stock back as we’ve shown over the recent years. So, we’re not opposed to any of those things.

I do believe that in this current market that we’re in, we want to use our balance sheet to strengthen our position going forward. We think that the current situation affords us some very unique opportunities to build shareholder value and we’re reporting back to that as time goes on here. But we’re looking to make the most of this time. We’re keeping our heads down. There is nothing different that we’re going to do. We’re going to keep executing. We’re going to continue to grow our business. We’re going to continue to hire the best people we can. And from our perspective, we’re just all systems go forward.

<Q – William Lerner>: Okay. That’s helpful. And then couple of other quick ones. Obviously, investors are concerned about casino CapEx going forward and people will – if there is anything to question when you look at a quarter as good as this, it’s, well, yeah, open orders are notable, but every casino in the U.S. will close down and CapEx budgets will go to zero. So, what’s – and of course, you guys have had this sort of dynamic around your stock in – over the last several quarters at the very least, even with open orders and you’ve been executing, so what has been the conversion, I guess for Scott, of open orders to actual sales? And how do you think about that going forward, I’m sure it’s a relatively high number?

<A – Scott Schweinfurth>: Yeah, it is. It’s clearly greater than 90% and generally if a customer doesn’t want something, they aren’t going to go through the rigors of ordering it only to cancel it. More likely they just wouldn’t order it. And so, we’ve seen a very high conversion of our open orders into actual shipments.

<Q – William Lerner>: Okay. And --

<A – Brian Gamache>: To further that point, Bill, we’ve recently entered into negotiations on two significant orders internationally. International doesn’t seem to be as big a problem as it is here in the domestic marketplace, so we’re seeing different kinds of levers than we’ve ever had before the luxury of having to provide that risk mitigation.

<Q – William Lerner>: Okay, that’s great. Last one is on the participation side, there is a lot of talk and we’re seeing some evidence of participation games being removed, I don’t know whether this is just a Harrah’s experiment or if it’s wider in nature. But you guys have seen your footprint grow there. What is it that folks are missing, what’s sort of the experience on the participation side? Obviously, some casinos if they’re moving games out despite not having to spend any capital for game ops units or mitigating expenses. So, it’s just a weird sort of dynamic and it’s interesting to see your growth. I’d love to get some color there.

<A – Orrin Edidin>: Yeah Bill, this is Orrin. I mean, obviously when you look at the install base increasing by 12% and the win per day going up as well. It will always come down to the strength of the games. And the games are performing consistently, we’ve got some real longevity on them, we’re not seeing them come off the floor. And we’ve -- we continue to grow that install base of participation.

We’re also starting to see a little bit of participation coming in from the international markets, which is a new market for us. In the past it has typically been a North American pricing model. We are beginning to see a meaningful percentage of our total base coming from international. So, we’re looking at the product line going-forward. We expect to see continued growth with using that same strategy.

<Q – William Lerner>: Okay, thanks Orrin. Thanks guys.

<A – Brian Gamache>: Okay, Bill.

Operator:  Thank you. Our next question comes from the line of David Katz with Oppenheimer. Please proceed with your question.

<Q – David Katz>: Hi, afternoon. I know we’ve addressed this, I don’t know probably five or six different ways already, but I want to register my surprise on the win per day of your participation games and see if we couldn’t get just a little more detail on what your strategy is and frankly how that’s possible at this point? And then, carrying that forward, how your confidence is possible for the rest of the year and how you see that win per day sort of ramping one way or the other? I just -- I guess I’m still a little bit surprised by it as you are.

<A – Brian Gamache>: It’s a pleasant surprise, but it really has to do with our WAP component, David, being a bigger part of the mix of business. As you know, the WAP is about 40% more profitable than the standalone placements for our company and that yield is significantly higher as a percentage of the coin-in. So, that is number one.

And number two, Larry Pacey and Phil Gelber and our teams have done an incredible job of making must have products out there. And again, we’re not putting the games because people like us, or we are being nice to them. These games are performing and we’ve taken the strategy of limited placements, we’ve kind of looked at this as a return on capital and I think by doing that, it’s really allowed our demand to stay high and the yield stays high and the products stay fresher, longer, and it’s been a great recipe for us. So, all the way around, we are executing and I think the WAP component and its growth has really come a long way to help us to drive that yield.

<A – Orrin Edidin>: Brian, I think another secret to our success is we’ve evolved from relying on themes, being theme reliant or theme dependent to dependence on entire gaming platforms.

<A – Brian Gamache>: Platform, Yeah.

<A – Orrin Edidin>: Whether it’s Adaptive Gaming, Sensory Immersion, Transmissive Reels, these are entire product categories with real staying power and earning power on the floor and we know will put great games behind them. So, once that category has proven to be a successful product category, we’ll provide the theme support that keeps that product category on the floor earning month after month after month.

<A – Scott Schweinfurth>: And I guess from the CFO’s perspective, the other thing that we’ve done is we’ve looked at the placements that are at the bottom end of the range of revenue per day and we’ve selectively removed them from locations that weren’t going to be able to generate a higher return and we’ve done what we normally do. We renovate the games and put them out in casinos where we do get a better return on our investment there.

<Q – David Katz>: So, in other words, the win per day, you’re suggesting win per day can continue to climb throughout the rest of the fiscal year, despite weakening volume trends in aggregate?

<A – Brian Gamache>: Scott said something very important, our Q2 win per day is always our lowest watermark of the year, but that’s not to say that in Q3 and Q4, which are seasonally our biggest, strongest quarters that we couldn’t pick back up and resume some acceleration because we have some spectacular products coming out in Q3 and Q4 that will, I think, beyond the par of WIZARD OF OZ. So, we have some very exciting products we’re going to be showing at G2E this year that will get you equally excited as we are.

<Q – David Katz>: Okay. Look forward to that. One last one. If we were to pick a hypothetical casino operator, that is under the most extreme financial duress that any of us have seen in quite some time and you walk in to sit down and meet with them and I think what you’re trying to express to us is that they’re still sitting down and finding a way to allocate some capital to you, even under the most dire circumstances.

<A – Brian Gamache>: That would be correct, David. That’s always been the case in our industry, that’s always going to be the case, people will figure out a way to get it done. And again, we have to be creative during these times. We have to be more aggressive, we have to have our thinking caps on as well and we’ve proven that we can use our balance sheet to work with people to secure these orders.

<Q – David Katz>: Okay. Thanks very much.

Operator:  Thank you. Our next question comes from the line of Steve Wieczynski with Stifel Nicolaus. Please proceed with your question.

<Q – Steven Wieczynski>: Yeah, good afternoon guys. Most of my questions have been answered. Just one follow-up. And Brian, you already touched on this a little bit. But when you look at your international business, it continues to grow here, I think it’s now 38% of revenues?

<A – Brian Gamache>: Not revenues, of unit shipments.

<Q – Steve Wieczynski>: Of unit shipments, excuse me. Is that – as the domestic market here is already, the domestic economy here is already starting to soften, the international markets will probably see that kind of coming down the path six months from now, what – have your customers there, I just want to get a little feedback from what are you hearing from your customers there?

<A – Brian Gamache>: Well, first of all, we don’t have enormous amount of participation games internationally. We might have a couple of hundred here or there, if that many, so most of our sales internationally are unit shipments. The casinos aren’t leveraged over there. The casinos are much smaller in scale. They’re probably the average 30 to 50 unit casinos for the most part. And we’re not seeing the kind of economic issues over there with those customers currently. Now, maybe that changes over time. That may change.

But, again, we’ll know more than that at G2E and the ICE show in January. But we just had a very successful trade show, the SAGSE show in Argentina and we sold a record amount of games down there. So there is great demand for our product internationally. And as Orrin said in the previous call, we’d love one day for our box sales to come from 50% from the international market, and we used to be aspiring to be a third and now with Orion and some of the other things that we’re doing internationally, we’d like that number to get that 50% over time.

<Q – Steve Wieczynski>: Yes. I don’t know if you can break this out, but is your backlog -- how much of your backlog is for international markets?

<A – Brian Gamache>: I don’t know if we break that out to be honest with you.

<Q – Steve Wieczynski>: Okay. Got you. Thanks guys.

<A – Brian Gamache>: I can follow-up with that.

Operator:  Thank you. Our next question comes from the line of Todd Eilers with Roth Capital. Please proceed with your question.

<Q – Todd Eilers>: Hey guys, thanks for taking my question.

<A – Brian Gamache>: Todd.

<Q – Todd Eilers>: I don’t know if you gave this or not, but if not, could you give the mix between mechanical reel and video product placements in the quarter or sales, I guess?

<A – Scott Schweinfurth>: We did. Where was that? I’ve got this in the right section...

<Q – Todd Eilers>: And then also what your expectations are for the end of the year? What you think that mix can get to for annual basis?

<A – Brian Gamache>: I think we were close to 26% for the quarter. Is that right, Bill?

<A – William Pfund>: Yup.

<A – Brian Gamache>: And I think somewhere in that 26 to 30%, Todd, is where we’re looking.

<Q – Todd Eilers>: Okay. --

<A – Brian Gamache>: That’s probably a good barometer.

<Q – Todd Eilers>: And that includes the latest Transmissive product launch as well?

<A – Brian Gamache>: Right. That would fall in that category.

<Q – Todd Eilers>: Okay. Second question, D&A trends. You guys are benefiting from some of your older gaming ops or participation units coming off schedule. Scott, can you talk to the trends going forward there? I mean at what point do you – would you expect that to kind of normalize and how should we look at that going forward?

<A – Scott Schweinfurth>: I think, as we eventually get to using the Bluebird 2 platform in our participation business that there will be some capital spent there and that may be let’s say, a little bit higher because it obviously has a higher cost to us but the guidance that we provided at the beginning of the year was for gaming ops capital to be somewhere in the $50 to $60 million range and I believe that we haven’t changed from that.

<Q – Todd Eilers>: Okay. And then, on the – can you talk a little bit on the gaming ops side on the other revenue line, which I think is kind of royalties, VLT revenue, that dipped a little bit. Was that the elimination of the Star Games agreement and was that a good run rate going forward or how should we look at that as well?

<A – Scott Schweinfurth>: Yes. That is mostly dependent upon our licensee’s demand for content. It can fluctuate between quarters, but probably the single biggest change quarter-over-quarter was indeed the fact that the Star Games agreement is sort of in a run-off position at this point as that contract expired at the end of January 2008.

<Q – Todd Eilers>: Okay. Great. Thanks guys.

Operator:  Thank you. Our next question comes from the line of Marla Backer with Research Associates Soleil. Please proceed with your question.

<Q – Marla Backer>: Thank you. I have a couple of questions, obviously with your doing as well as you are in this difficult environment, have any of your competitors approached you to potentially license some of your technology and if you could control it in order to maintain the competitive edge that you obliviously have right now would that be something you’d consider doing?

<A – Brian Gamache>: Well, it would be – although it will be very flattering, the answer is they haven’t approached us as I think that they probably got their own development paths that they are pursuing and we believe that – our secret sauce here is really the culture of our company and innovation is embedded in our DNA and I think that what we have here is very special and it is very difficult to duplicate. So, thank you for the compliment but I think that we would keep it to ourselves.

<Q – Marla Backer>: Okay. And then, on the Bluebird 2 Cabinet. The floor space that it takes up is less than the older cabinet is that correct?

<A – Brian Gamache>: That would be correct.

<Q – Marla Backer>: And so, how does that compare with other NexGen cabinets that competitors are offering?

<A – Brian Gamache>: I think it’s very similar to our competitors from a size standpoint. I think I’ve heard our guys describe it as 30% less...

<A – Orrin Edidin>: It has a slimmer profile, Marla, does take up significantly less space than the Bluebird 1. And it is comparable to what you are seeing out there in terms of NexGen cabinets.

<Q – Marla Backer>: Okay. Thank you.

Operator:  [Operator Instructions]. Our next question comes from the line of Steve Kent with Goldman Sachs. Please proceed with your question.

<Q – Steven Kent>: Hi, Brian; hi, Scott; hi, Orrin. Just on gross margins, could you just talk about them -- they were very, very strong. I just wanted to see sort of how that lays out over the year. I’m sorry if I forgot if there is some seasonality here or if there is something else going on?

<A – Brian Gamache>: When you look at our operating margin, improving 340 basis points Steve, it really was driven by our product margin, product sales margin increased 240 basis points to 50.1 and our gross profit was up 300 basis points to 63.1. So, I really think it’s a mix of business, it’s better costing in our raw materials and it’s better processes internally to allow us less waste and less – more productivity. So, it’s really been a terrific effort, Ken Lochiatto, and the whole supply chain team have really been focused on this. And I think there is more room to come here. This is our margin improvement that we had really achieved in the fourth quarter. This is our 50% margin, the slowest quarter of the year and I would think that there is going to be terrific progress throughout this year.

<A – Scott Schweinfurth>: The guidance that we gave for the year was that product sales margins would be from 50 to 51%, and I said in the call that we’re now anticipating with the quick start that we got in the first quarter that we’ll be sort of at the higher end of that range for the year as a whole, and our operating margin, we provided a target there of 18 to 18.5% and we obviously haven’t changed that at this point.

<A – Brian Gamache>: And the interesting thing, Steve is that, that was all done while rolling out two new platforms, which is never easy to do.

<Q – Steven Kent>: So, to -- I think it was Celeste’s question. It feels like this is the area, where maybe there is the greatest upside potential because I mean, some of the things you’re talking about won’t disappear really in any environment.  I mean these are permanent reductions in expense structure.

<A – Brian Gamache>: I think that’s accurate, Steve. I think, when you look at the demand for our Bluebird 2, if we see that demand pick up, and we have some great response at G2E to some of the innovation that we’re bringing out, that mix of business could shift the operating margin dramatically, but there is some upside here and I think that we’re starting to see the fruits of the labors that we’ve put forth for the last several years now in getting our business processes and our supply chain really in sync with the cadence that we had hoped it would.

<Q – Steven Kent>: Okay. Thanks again.

Operator:  Thank you. Our next question comes from the line of Steve Altebrando with Sidoti and Company. Please proceed with your question.

<Q – Stephen Altebrando>: Hi guys.

<A – Brian Gamache>: Hi Steve.

<A – Scott Schweinfurth>: Hi there.

<Q – Stephen Altebrando>: Do you have a rough breakdown on the games on participation by platform?

<A – Scott Schweinfurth>: Well, I can tell you that at the end of September, just over 50% of the units were on the four newer platforms and the balance was on sort of the pre-Community Gaming platform.

<Q – Stephen Altebrando>: Okay. In terms of releasing the Transmissive for sale, I know you’d previously announced that but any concerns about that cannibalizing the participation segment?

<A – Brian Gamache>: None at all. We had originally planned, Steve, to take the Transmissive Reel out in the participation business to seed the market and get them comfortable with the product. We’ve been successful. Now we want to try to monetize that intellectual property through. And obviously, we’ll take our titles that mean the most to the players and put them on the participation games and we’re still going to continue to treat that participation business with the respect that it deserves, but we will continue to roll these products out over time and we believe that it’s going to be a very effective tool heading in the server based world as well.

<Q – Stephen Altebrando>: Okay. And then last question. In terms of international participation business, that seems like it would be a pretty significant opportunity. Are we talking mostly about one country in particular or several countries that are now going towards this?

<A – Brian Gamache>: Many of the countries don’t allow it, unfortunately.

<A – Orrin Edidin>: Some are willing to entertain a daily fee basis, Steve.

<A – Brian Gamache>: Right.

<A – Orrin Edidin>: And that’s been a good business for us. It’s just really just starting out like Brian said, it’s traditionally been a North American pricing model that we’re just starting to see some placements international and we think it could be eventually be meaningful.

<Q – Stephen Altebrando>: Okay. Are you seeing it just from one country in particular or?

<A – Brian Gamache>: Actually, we’ve had some success at selling games and having a hybrid model throughout the international arena and we actually have a few hundred games I believe on participation in the pure sense throughout the rest of the world.

<Q – Stephen Altebrando>: Okay. Thanks guys.

Operator:  Thank you. Our next question comes from the line of Edward Williams with BMO Capital Markets. Please proceed with your question.

<Q – Edward Williams>: Good evening guys. Just a couple of quick questions for you. What is your share base at the end of the quarter? What should we be using at this point for a diluted basis going forward?

<A – Scott Schweinfurth>: The diluted – at the end of the quarter was...

<A – Brian Gamache>: You’re talking about September 30, Ed?

<Q – Edward Williams>: Yes, or today if you have it, which I assume is the same as September 30.

<A – Scott Schweinfurth>: Yeah, it’s 60 million.

<Q – Edward Williams>: Okay. And then, what is your expectation for gross margins, if we look at the gaming operations component and how that should trend over the course of the balance of the year?

<A – Scott Schweinfurth>: Well, that has been sort of in a range of 78 to 81% over the last six to eight quarters and I think it will continue to trend in that range. There is many different elements that have an impact on that but we’ve been in a relatively narrow range and we would expect that to continue going forward.

<Q – Edward Williams>: Okay. And then if we look at international sales for the year, what’s your expectation for what the international contribution will be for product sales or looking at the equipment that’s getting sold and/or if we were to look at the revenue guidance that you provided?

<A – Brian Gamache>: I think we should probably for modeling purposes look at 35% of our unit shipments.

<Q – Edward Williams>: Okay.

<A – Brian Gamache>: And the margin is similar to the North American market as well.

<Q – Edward Williams>: Okay. Great. Thank you very much guys.

Operator:  Thank you. Our next question comes from the line of Kent Green with Boston American Asset Management. Please proceed with your question.

<Q – Kent Green>: Yes. Just a little more elaboration on those two orders that you were negotiating internationally; are these large orders relative to the international or relative to the total corporation?

<A – Brian Gamache>: They would be large orders relative to the total corporation.

<Q – Kent Green>: Are these larger casino companies? Are you starting to see companies that are ordering for multiple casinos now?

<A – Brian Gamache>: No, Kent, for competitive reasons, we’d really rather not go further into that discussion since we are still in the delicate negotiations. But, we’re pursuing two large orders that could have a meaningful impact on the year.

<Q – Kent Green>: Very good. And then, could you give us a little bit of a feel for the hottest areas or maybe the weakest areas both domestically and international?

<A – Orrin Edidin>: The hottest area for our new product categories, particularly the wide area progressive as I mentioned are performing at the top of any of our games. Specifically, The Wizard of Oz games, may be one of the best performing games we’ve ever put on a casino floor. Look going forward as we’re going to showcase at G2E in just a few weeks to see the fifth and sixth new product categories that we’re going to be introducing at that time, which will also be participation caliber products will be – we anticipate to be equally strong.

Regarding some of the – more of the challenges we have, we’re so selective and our tolerance for risk is so tight and we do so much research that our batting average is pretty high in terms of product success. We haven’t had any duds to speak of in the quarter [audio gap] our products have been very, very well represented across our product spectrum during the quarter.

<Q – Kent Green>: And then in the international market, what parts of the world – I know a lot of people keep citing South America as the big surprise. Is that true for you?

<A – Brian Gamache>: It still remains Kent, South America, Asia, and both Eastern and Western Europe continue to be very good fertile markets for us.

<A – Orrin Edidin>: And I would also – obviously, Macau tends to be used as sort of the barometer, but Asia is a very, very large territory. So, when we do refer to Asia, it’s not just Macau, it’s all the other parts of the continent.

<A – Brian Gamache>: There are certain parts of Asia that are performing very well.

<Q – Kent Green>: I suspect that you would not see as much of a slowdown there because gaming is still in the infancy stage in a lot of these areas? Even if we have an economic slowdown domestically and internationally?

<A – Brian Gamache>: We think the region has got great potential. In light of what they’re going through right now I think it’s – the region still has enormous potential for the game manufacturers in general.

<Q – Kent Green>: Thank you.

Operator:  Thank you. Our next question comes from the line of Rachael Rothman with Merrill Lynch. Please proceed with your question.

<Q – Rachael Rothman>: Hi, good afternoon. Just a quick follow-up on the buyback, if I could? Can you guys give us a little bit of color or context around what sort of cash balance you feel would be necessary to – for working capital purposes just to maintain the organization?

<A – Scott Schweinfurth>: Well, we have – we had $128 million of cash at the end of September. I can’t imagine that we would want to draw that down, let’s say below a 50 million number, although at some point, a couple of years ago we were below that, but I think at this stage we wouldn’t go below that.

I would also point out that we are continuing to generate positive free cash flow on a quarterly basis and we have access to our $100 million credit line. So, we’ve got – we’re in a really strong position with the liquidity that we do have on our balance sheet.

<Q – Rachael Rothman>: Great. And I guess given where the share price is today, are you free to do open market repurchases or is the buyback under a 10b5-1 or maybe you can talk about why you weren’t more aggressive during the quarter?

<A – Scott Schweinfurth>: Okay. Yes. We don’t – we haven’t entered into any program trading, we are doing open market purchases. The blackout period began at the beginning of October and it will continue through tomorrow, close of business and we’ll be able to be in the market if we wish to be on Wednesday.

<A – Brian Gamache>: The great thing Rachael, is we have great flexibility on our balance sheet, we can really return shareholder value in a variety of different streams, and we’re studying all those streams. And as I mentioned earlier, we are very focused on making the best we can of this current situation.

<Q – Rachael Rothman>: Great. Thanks. And then from a geography perspective, I think somebody asked earlier about areas of strength and weakness, maybe as it pertained to the actual game. But, can you talk about in terms of the geographies within the U.S., where you’re seeing pockets of strength and weakness, and maybe what we could interpret from them? Are there certain regions doing better in terms of shipments or participation games or certain types of game themes, where you’re seeing...?

<A – Orrin Edidin>: Yeah, Rachael, this is Orrin. I would say that primarily that the destination markets are probably most impacted by the macroeconomic challenges that we’re seeing. The locals, particularly Native American, while they are off of some very tough comps, they are off a bit, but not as dramatically as some of the destination markets. But even there we continue to ship a decent amount of product, and our gaming operations continue to do – continue to perform strong. So, if I had to generalize, it would probably be those destination markets, i.e. the Las Vegas strip, Atlantic City, being a bit more impacted than locals markets.

<Q – Rachael Rothman>: Perfect. Thank you so much.

Operator:  Thank you. I’m showing no further questions at this time.

Brian R. Gamache, Chairman and Chief Executive Officer

Thanks for joining us this afternoon.  We look forward to reporting our additional progress on our next call when we’ll discuss our December 2008 quarter results.  In the meantime, I hope to see many of you in a few weeks in Las Vegas at G2E.

Operator:  Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation, and ask that you please disconnect your lines.

Product names mentioned are trademarks of WMS, except for the following:

G2E is a registered trademark of Reed Exhibitions, a division of Reed Elsevier Inc., and the American Gaming Association.  Used with permission.

HAPPY DAYS™ & © 2008 CBS Studios Inc.  All rights reserved.

JOHN WAYNE is a trademark of Wayne Enterprises, L.P.

MONOPOLY is a trademark of Hasbro. Used with permission. © 2008 Hasbro. All rights reserved.

PRESS YOUR LUCK is a trademark of FremantleMedia Operations BV.

STAR TREK: TM & © 2008 CBS Studios Inc.  All rights reserved.  STAR TREK and related marks are trademarks of CBS Studios Inc.

THE WIZARD OF OZ and all related characters and elements are trademarks of and © Turner Entertainment Co.